Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022

Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2008 Results

NEW YORK, July 24, 2008 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $21.8 million, up 8% year-over-year
•	Operating profit of $1.7 million
•	Loss per share of $(0.08), down from earnings per share of $0.17 in the prior-year period
•	Income tax rate of 168%

Travelzoo Inc., a global Internet media company, today announced financial results for the second quarter ended June 30, 2008, with revenue of $21.8 million, an increase of 8% year-over-year. Net loss was $1.2 million with diluted loss per share of $(0.08), down from diluted earnings per share of $0.17 in the prior-year period.

“In Q2 2008, we continued to develop Travelzoo into a global brand,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “The costs related to our aggressive expansion in Asia Pacific and Europe negatively impact our reported operating profit.”

North America

North America business segment revenue grew 3% year-over-year to $19.2 million. North America reported an operating profit of $6.9 million, or 36.1% of revenue, down from an operating profit of $7.3 million, or 39.1% of revenue, in the prior-year period.

Europe

Europe business segment revenue grew 71% year-over-year to $2.6 million. Europe reported an operating loss of $2.0 million, compared to an operating loss of $1.2 million in the prior-year period. The

1/7

increase in operating loss was primarily attributable to expenses associated with the start up of our operations in France. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007. In May 2008, Travelzoo began publishing its Web site and its weekly Top 20® list in Spain, after having operated a sales office in Barcelona since November 2006.

Asia Pacific

Asia Pacific business segment revenue was $90,000. Asia Pacific reported an operating loss of $3.2 million, compared to an operating loss of $2.7 million in the prior quarter and an operating loss of $400,000 in the prior-year period. Travelzoo began operations in Hong Kong in April 2007, in Japan in September 2007, in China in October 2007 and in Australia and Taiwan in December 2007.

Income Taxes

Income tax expense was $2.9 million compared to $3.4 million in the prior-year period. Travelzoo’s effective income tax rate was 168.1%, up from 54.2% in the prior-year period. The effective tax rate was impacted by operating losses from our Asia Pacific business segment and Europe business segment. These operating losses were treated as having no recognizable tax benefit.

Asset Management

Travelzoo used $3.1 million of cash for operating activities. Accounts receivable increased $727,000 sequentially and increased $3.0 million over the prior-year period to $11.6 million. Accounts payable increased $462,000 sequentially and increased $1.3 million over the prior-year period to $7.7 million. Travelzoo exited the quarter with $21.0 million in cash and cash equivalents.

Conference Call

Travelzoo will host a conference call to discuss second quarter results at 5:00 p.m. ET today. A live Web cast can be accessed through the company’s investor relations Web site at www.travelzoo.com/ir.

2/7

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 12 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Spain, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™ and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 900 advertisers. Travelzoo’s deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters is in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

###

3/7

Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues	$21,769	$20,115	$42,718	$39,855
Cost of revenues	637	225	1,166	374
Gross profit	21,132	19,890	41,552	39,481
Operating expenses:
Sales and marketing	12,520	10,745	25,914	20,062
General and administrative	6,930	3,392	12,676	6,189
Total operating expenses	19,450	14,137	38,590	26,251
Income from operations	1,682	5,753	2,962	13,230
Other income and expense:
Interest income	77	428	213	792
Gain (loss) on foreign currency	(6)	36	145	35
Income before income taxes	1,753	6,217	3,320	14,057
Income taxes	2,946	3,371	5,519	7,148
Net income (loss)	$(1,193)	$2,846	$(2,199)	$6,909

Basic net income (loss) per share	$(0.08)	$0.19	$(0.15)	$0.45
Diluted net income (loss) per share	(0.08)	0.17	(0.15)	0.42

Shares used in computing basic net income (loss) per share	14,269	15,250	14,260	15,250
Shares used in computing diluted net income (loss) per share	14,269	16,482	14,260	16,481

4/7

Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$21,017	$22,641
Accounts receivable, net	11,566	9,969
Deposits	202	272
Prepaid expenses and other current assets	1,901	1,982
Deferred tax assets	1,393	1,393
Total current assets	36,079	36,257
Deposits, less current portion	378	349
Restricted cash	875	—
Property and equipment, net	2,156	622
Intangible assets, net	53	58
Total assets	$39,541	$37,286
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	7,707	4,960
Accrued expenses	5,265	4,608
Deferred revenue	756	450
Deferred rent	30	37
Total current liabilities	13,758	10,055
Other non-current liabilities	2,084	1,329

Common stock	143	143
Additional paid-in capital	185	—
Accumulated other comprehensive loss	(369)	(180)
Retained earnings	23,740	25,939
Total stockholders’ equity	23,699	25,902
Total liabilities and stockholders’ equity	$39,541	$37,286

5/7

Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,193)	$2,846	$(2,199)	$6,909
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	130	48	233	79
Provision for losses on accounts receivable	44	(36)	66	(8)
Changes in operating assets and liabilities:
Accounts receivable	(763)	736	(1,657)	(1,235)
Deposits	(105)	16	42	(67)
Prepaid expenses and other current assets	(532)	(381)	86	(815)
Accounts payable	77	2,136	2,332	3,580
Accrued expenses	(80)	(233)	629	248
Deferred revenue	40	(61)	305	(37)
Deferred rent	414	55	714	55
Income tax payable	(1,127)	(2,974)	—	3
Other non-current liabilities	33	—	33	—
Net cash provided by (used in) operating activities	(3,062)	2,152	584	8,712
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(515)	(169)	(1,357)	(246)
Purchase of restricted cash	—	—	(875)	—
Net cash used in investing activities	(515)	(169)	(2,232)	(246)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	75	—	75	—
Tax benefit from exercise of stock options	110	—	110	—
Net cash provided by financing activities	185	—	185	—
Effect of exchange rate on cash and cash equivalents	(36)	4	(161)	(5)
Net increase in cash and cash equivalents	(3,428)	1,987	(1,624)	8,461
Cash and cash equivalents at beginning of period	24,445	39,889	22,641	33,415
Cash and cash equivalents at end of period	21,017	41,876	21,017	41,876
Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$4,572	$6,750	$5,018	$7,550

6/7

Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended June 30, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$19,129	$2,550	$90	$—	$21,769
Intersegment revenue	39	19	—	(58)	—
Total net revenues	19,168	2,569	90	(58)	21,769
Operating income (loss)	$6,929	$(2,013)	$(3,235)	$1	$1,682

Three months ended June 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$18,619	$1,496	$—	$—	$20,115
Intersegment revenue	77	2	—	(79)	—
Total net revenues	18,696	1,498	—	(79)	20,115
Operating income (loss)	$7,313	$(1,161)	$(400)	$1	$5,753

Six months ended June 30, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$38,019	$4,589	$110	$—	$42,718
Intersegment revenue	64	30	—	(94)	—
Total net revenues	38,083	4,619	110	(94)	42,718
Operating income (loss)	$13,193	$(4,254)	$(5,979)	$2	$2,962

Six months ended June 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$37,074	$2,781	$—	$—	$39,855
Intersegment revenue	118	5	—	(123)	—
Total net revenues	37,192	2,786	—	(123)	39,855
Operating income (loss)	$15,473	$(1,845)	$(400)	$2	$13,230

7/8